UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Plantronics, Inc.
(Exact name of registrant as specified in its charter)
Delaware	77-0207692
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

Individual Restricted Stock Purchase Agreement

Individual Stock Option Agreements
(Full title of the plan)

S. Kenneth Kannappan
Chief Executive Officer and President
Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060
(831) 426-5858
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value (2)	5,000 (3) shares	$0.01	$50.00	$0.01
Common Stock, $0.01 par value (2)	140,000 (4) shares	$33.70(5)	$4,718,000	$555.31

(1) This registration statement also shall cover any additional shares of Registrant’s common stock that become issuable under the restricted stock purchase agreement (the “RSPA”) or the stock option agreements (the “Stock Option Agreements”) listed in this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2) Each share of common stock includes a right to purchase one one-thousandth of a share of Series A Participating Preferred Stock.

(3) Represents 5,000 shares to be issuable upon purchase of shares pursuant to the Restricted Stock Purchase Agreement as a material inducement of employment in connection with the registrant’s acquisition of Altec Lansing Technologies, Inc. (“Altec”).

(4) Represents 140,000 shares issuable pursuant to individual stock option agreements, which options will be granted as a material inducement of employment to former employees of Altec in connection with the registrant’s acquisition of Altec.

(5) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Computation based on the average of the high and low reported prices of the Common Stock as reported on the New York Stock Exchange on August 12, 2005, because the exercise prices for the options to be granted in the future and the prices at which the shares will be purchased in the future are not currently determinable.

PLANTRONICS, INC.

REGISTRATION STATEMENT ON FORM S-8

On or about August 18, 2005, the registrant will complete its acquisition of Altec Lansing Technologies, Inc. (“Altec”). The registrant has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to register 5,000 shares of the registrant’s common stock (“Common Stock”) issuable upon the purchase of shares pursuant to a Restricted Stock Purchase Agreement entered into as a material inducement of employment to a former employee of Altec in connection with the registrant’s acquisition of Altec. This registration statement also covers up to 140,000 shares of Common Stock issuable pursuant to individual stock option agreements in the forms filed herewith as Exhibits 99.2 and 99.3 (the “Stock Option Agreements”), which options will be granted as a material inducement of employment to former employees of Altec in connection with the registrant’s acquisition of Altec. Specifically, a total of up to 140,000 options will be granted to Craig Boelsen, Daniel Charbit, Stephen Cotter, Rocco Di Domenico, Laurie Dennis, Julius Egyud, Mark Foster, Robert Garthwaite, Jr., Frederick Heal, III, Richard Hellar,Toshihide Hokari, Richard Horner, Larry Johnson, Eric Langberg, Floyd Merrey, Carla Nolan, Cindy Peters, Bruce Reynolds, Roland Rice, John Sexton, Eran Schul, Gary Schultz, and Lori Tremer-Huey.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INFORMATION AND DOCUMENTS INCORPORATED BY REFERENCE

The following documents and information heretofore filed with the Securities and Exchange Commission are hereby incorporated by reference:

ITEM 3(a)

The Registrant's Annual Report on Form 10-K for the year ended April 2, 2005, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on May 31, 2005.

ITEM 3(b)

The Registrant's Current Report on Form 8-K, which was filed on June 7, 2005.

The Registrant's Current Report on Form 8-K, which was filed on July 11, 2005.

The Registrant's Current Report on Form 8-K, which was filed on July 15, 2005.

The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on August 10, 2005

ITEM 3(c)

Item 1 of the Registrant's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act, filed on December 20, 1993, as amended on January 14, 1994, and November 7, 1997 (which in turn incorporate by reference the description of the Registrant's Common Stock set forth in the Registrant's Registration Statement on Form S-1 (Reg. No. 33-70744), filed on October 20, 1993, as amended by Amendment No. 1, filed on November 30, 1993, Amendment No. 2, filed December 27, 1993, and Amendment No. 3, filed on January 18, 1994).

The description of the Registrant's preferred share purchase rights contained in its registration statement on Form 8-A, filed on March 29, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers. This may under certain circumstances include indemnification for liabilities arising under the Securities Act as well as for expenses incurred in that regard. Article Nine of the Registrant's Certificate of Incorporation and Article V of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL. The Registrant has also entered into Indemnification Agreements with its officers and directors.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable

ITEM 8. EXHIBITS.

5.1    Opinion of counsel as to the legality of securities being registered.

23.1    Consent of counsel (contained in Exhibit 5.1).

23.2    Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24.1   Power of Attorney (see signature page).

99.1 Form of Restricted Stock Purchase Agreement

99.2  Form of Stock Option Agreement

99.3 Form of Stock Option Agreement

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Cruz, State of California, on August 17, 2005.

PLANTRONICS, INC.

_/s/ Ken Kannappan

By: S. Kenneth Kannappan, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barbara V. Scherer and Richard R. Pickard, jointly and severally, as his or her attorneys-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURES
Signature	Title	Date
/s/ Ken Kannappan (Ken Kannappan)	President, Chief Executive Officer and Director (Principal Executive Officer)	August 17, 2005
/s/ Barbara Scherer (Barbara Scherer)	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 17, 2005
/s/ Marv Tseu (Marv Tseu)	Chairman of the Board and Director	August 17, 2005
/s/ Gregory Hammann (Greggory Hammann)	Director	August 17, 2005
/s/ Marshall Mohr (Marshall Mohr)	Director	August 17, 2005
______________ (Trude Taylor)	Director	August 17, 2005
/s/ Roger Wery (Roger Wery)	Director	August 17, 2005

INDEX TO EXHIBITS

5.1	Opinion of counsel as to the legality of securities being registered.
23.1	Consent of counsel (contained in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
24.1	Power of Attorney (see signature page).
99.1	Form of Restricted Stock Purchase Agreement
99.2	Form of Stock Option Agreement
99.3	Form of Stock Option Agreement